Exhibit 10.13

LIQUIDITY PROVIDER AGREEMENT

LIQUIDITY PROVIDER AGREEMENT (this “Agreement”) dated as of February 5th, 2025, among (i) Virtu Financial Singapore Pte. Ltd., a Private Limited Company (the “Liquidity Provider”), and (ii) Hashdex Asset Management Ltd. (the “Liquidity Engager” and, together with the Liquidity Provider, each a “Liquidity Party” and collectively the “Liquidity Parties”).

R E C I T A L S

WHEREAS, the Hashdex Nasdaq Crypto Index US ETF (the “Trust”) creates and redeems common units of fractional undivided beneficial interest in, and ownership of, the Trust (“Shares”) from time to time pursuant to orders to create Shares (“Creation Orders”) and orders to redeem Shares (“Redemption Orders” and, together with Creation Orders, “Orders”) from one or more authorized participants (“Authorized Participants”).

WHEREAS, Authorized Participants may submit Orders (“Cash Orders”) to create or redeem Shares pursuant to procedures under which the Liquidity Engager, acting for this purpose as intermediary between the Authorized Participant and a liquidity provider, has agreed to engage the Liquidity Provider to crypto assets (“Crypto Assets”) to the Trust and receive cash provided by the Authorized Participant, in the case of Creation Orders, or deliver cash to the U.S. Bancorp Fund Services, LLC (“Liquidity Administrator”) and receive Crypto Assets from the Trust, in the case of Redemption Orders.

WHEREAS, Virtu Financial Singapore Pte. Ltd. has agreed to become a liquidity provider in connection with Cash Orders and, in that capacity, to deliver Crypto Assets to the Trust, or deliver cash to the Liquidity Administrator and receive Crypto Assets from the Trust, in each case, at the direction of the Liquidity Engager as provided herein;

NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties, hereto, intending to be legally bound, agree as follows:

Section 1 Procedures.

(a) The Liquidity Engager will engage the Liquidity Provider in connection with Cash Orders by providing to the Liquidity Provider by 2:00 P.M. New York time (or such other time as may be agreed to by the Liquidity Parties) on any day on which the Trust’s shares trade on NYSE ARCA (each such day, a “Business Day”) a summary of Cash Orders that have been accepted by the Trust for which the Liquidity Administrator would like to engage the Liquidity Provider (each such summary, a “Transaction Order”). Upon acceptance of a Transaction Order, the Liquidity Provider irrevocably agrees to: (i) in connection with Creation Orders, deliver Crypto Assets to the Trust and receive cash from the Liquidity Administrator; and (ii) in connection with the Redemption Orders, deliver cash to the Liquidity Administrator and receive Crypto Assets from the Trust, in each case, (x) in such amounts and to such accounts and at such times as may be specified in the relevant Transaction Order or by the Liquidity Engager and (y) otherwise in accordance with the procedures set forth herein.

(b) In connection with the services provided by the Liquidity Provider pursuant to this Agreement, the Liquidity Provider shall receive the following: (i) in connection with Creation Orders, the Liquidity Administrator shall wire to the Liquidity Provider an amount in cash equal to the U.S. dollar value of the Crypto Assets delivered to the Trust, as determined in accordance with the agreement(s) with the relevant Authorized Participant(s) and as specified in the relevant Transaction Order, and (ii) in connection with Redemption Orders, the Trust shall deliver to the Liquidity Provider an amount in Crypto Assets, the U.S. dollar value of which is equal to the amount in cash delivered by the Liquidity Provider to the Liquidity Administrator, as determined in accordance with the agreement(s) with the relevant Authorized Participant(s) and as specified in the relevant Transaction Order.

(c) In connection with the foregoing, the Liquidity Engager will only: (i) direct the Trust to transfer Crypto Assets to a Liquidity Provider designated wallet address that; (y) is previously known as belonging to the Liquidity Provider by the Liquidity Engager or its delegates; and (z) is currently active at the time the relevant Transaction Order is settled (a “Liquidity Provider Wallet”); and (ii) direct the Liquidity Provider to transfer Crypto Assets to the Trust’s segregated custody account controlled and secured by the Trust’s custodian to store private keys.

(d) The Liquidity Parties may use electronic order execution systems or manual methods to communicate in connection with Transaction Orders, including but not limited to email, instant message, SWIFT or the internet (together, “Electronic Communications”). Accordingly, the use of such Electronic Communications is solely at the Liquidity Engager’s risk and the Liquidity Provider shall have no responsibility or liability for any Losses that may occur as a result of such use. For purposes of the foregoing, “Losses” means all taxes, duties, levies, fees (including, without limitation, brokerage fees, sub-custody and depository fees, transfer fees, registration fees, legal fees and accountant’s fees), charges, claims, proceedings, expenses, costs, fines, penalties, losses, damages and liabilities of every kind and description.

Section 2 Event of Default. Any of the following events constitute an event of default (“Event of Default”): (a) (i) If there are reasonable grounds to believe that a Liquidity Party has failed to make a payment, of cash or Crypto Assets, under this Agreement or any other agreement between the Liquidity Parties; (b) any covenant, representation or warranty herein proves to be untrue in any material respect; (c) a material breach in the performance by a Liquidity Party of any other agreements, conditions, covenants, provisions, or stipulations contained in the Agreement; (d) an officer (or person reasonably believed to be an officer) of a Liquidity Party shall admit to the other Liquidity Parties its inability to, or its intention not to, perform its obligations hereunder or under any Transaction Order; or (e) with respect to any Liquidity Party, (i) the commencement by such Liquidity Party as debtor of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution, delinquency or similar law, or such party seeking the appointment or election of a receiver, conservator, trustee, custodian, administrator or similar official for such Liquidity Party or any substantial part of its property, or the convening of any meeting of creditors for purposes of commencing any such case or proceeding or seeking such an appointment or election; (ii) the making by such Liquidity Party of a general assignment for the benefit of creditors; or (iii) the admission in writing by such Liquidity Party of such Liquidity Party’s inability to pay its debts as they become due.

Section 3 Remedies. Upon the occurrence of any Event of Default, any non-defaulting Liquidity Party may, at its option, declare an Event of Default to have occurred hereunder without prior notice to the defaulting Liquidity Party and: (i) terminate any pending Transaction Order; (ii) (x) determine in good faith, its losses and costs in connection with the defaulting Liquidity Party’s obligations and calculate the amounts owed by the defaulting Liquidity Party to such non-defaulting Liquidity Party, which losses and costs, in the case of any Event of Default on the part of the Liquidity Provider, may include any losses and costs of the Liquidity Engager, the Liquidity Administrator, the Trust, the Trust’s custodian, the Trust’s transfer agent and the relevant Authorized Participant(s) and (y) set-off, net, and recoup any such losses and costs against any due and payable obligations of such non-defaulting Liquidity Party; (iii) in the case of any Event of Default on the part of the Liquidity Provider, (x) demand that the Liquidity Provider deposits cash in U.S. dollars with the Liquidity Administrator equal to 105% of any such Crypto Asset not delivered pursuant to any Transaction Order, and (y) use such cash to purchase Crypto Assets in the same amount as any Crypto Asset not delivered by, or at the direction of, the Liquidity Provider (such Crypto Asset, the “Replacement Asset”); and/or (iv) cause any collateral held by the defaulting Liquidity Party to be immediately transferred by the defaulting Liquidity Party to such non-defaulting Liquidity Party. In the event that the purchase price of Replacement Asset (plus any other transaction costs, fees, or other amounts, if any) exceeds the purchase price of such Crypto Asset in the Transaction Order that underlies such Event of Default, the defaulting Liquidity Party shall be liable to non-defaulting Liquidity Party for the amount of such excess together with interest thereon from the date of such Replacement Asset purchase until the date of payment of such excess. Each non-defaulting Liquidity Party’s rights and remedies hereunder (for the avoidance of doubt, including those of the Trust) are cumulative and are in addition to any other rights and remedies available in law or equity. The defaulting Liquidity Party shall remain liable for any unpaid amounts, and, to the extent permitted by law, for interest on any amount not paid when due. Each non-defaulting Liquidity Party shall have all of the rights and remedies provided to a secured party under the New York Uniform Commercial Code and, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law. Each non-defaulting Liquidity Party shall, to the extent reasonable and without obligation, give notice to the defaulting party of the exercise of its option to declare an Event of Default as promptly as reasonably practicable.

Section 4 Authorized Persons. Concurrently with the execution of this Agreement and from time to time thereafter, each Liquidity Party shall deliver to the other Liquidity Parties a list setting forth the names and email addresses of all persons authorized by such to give instructions relating to activity contemplated hereby (“Authorized Persons”). Each Liquidity Party shall rely solely on reasonable communications provided by such Authorized Persons, provided that it shall be each Liquidity Party’s sole responsibility to deliver to the other Liquidity Parties any updated list of Authorized Persons and no Liquidity Party shall be required to enquire whether the list of Authorized Persons which has been most recently provided to it by a Liquidity Party remains up to date. Each Liquidity Party shall solely be bound by the terms of Transaction Orders duly placed through such Authorized Persons.

Section 5 Representations, Warranties and Covenants. The Liquidity Parties hereby represent, warrant, covenant, and agree:

(a) Each Liquidity Party will maintain such registration and membership in good standing and any other registration, qualification, or membership in good standing applicable to it or, if applicable, exempt status, in full force and effect throughout the term of this Agreement. The Liquidity Parties will comply with all applicable United States federal laws, the laws of the states or other jurisdictions concerned, and the rules and regulations promulgated thereunder.

(b) The Liquidity Parties maintains at least one wallet designated to send and receive Crypto Assets pursuant to this Agreement which has been disclosed in advance to the other Liquidity Parties. If there is any change in the foregoing, the Liquidity Party shall give immediate notice to the other Liquidity Parties of such event.

(c) Each Liquidity Party has policies and procedures reasonably designed to comply with the money laundering and related provisions of the Currency and Foreign Transactions Reporting Act of 1970 (also known as the “Bank Secrecy Act”), the United States Money Laundering Control Act of 1986, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”), and the regulations promulgated under each, in each case, as amended from time to time (all such laws and regulations collectively, “AML Laws”).

(d) None of the Liquidity Parties, including any of their subsidiaries, respective directors, officers, employees or, to the Liquidity Party’s knowledge, agents, is an individual or entity that is, or is owned or controlled by one or more individuals or entities that are: (i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union or His Majesty’s Treasury (collectively, “Sanctions”); or (ii) located, organized or resident in a country or territory that is the subject of comprehensive Sanctions (including, as of the date of this Agreement and without limitation, the so-called Donetsk People’s Republic, so-called Luhansk People’s Republic or any other Covered Region of Ukraine identified pursuant to Executive Order 14065, and the non-government controlled areas of the Zaporizhzhia and Kherson Regions of Ukraine, the Crimea region, Cuba, Iran, North Korea and Syria).

(e) Each Liquidity Party shall act in a manner consistent with all applicable AML Laws, the United States Foreign Corrupt Practices Act of 1977 as amended, the UK Bribery Act 2010 and other applicable anti-corruption laws (the “Anti-Corruption Laws”) and Sanctions.

(f) Each Liquidity Party has all requisite authority, under applicable federal or state law, the rules, and regulations of any regulatory or self-regulatory organization to which it is subject, and its certificate of incorporation, formation or limited liability company operating agreement or other organizational document to enter into this Agreement and to discharge the duties and obligations apportioned to it in accordance with the terms hereof.

(g) Each Liquidity Party: (i) has, and will maintain, the computer hardware, software and technological knowhow required to transact in Crypto Assets; and (ii) is responsible for confirming the accuracy of all accounts it is provided in connection with any Transaction Order or otherwise pursuant to this Agreement.

(h) There are no actions, grievances, proceedings (including, without limitation, arbitration proceedings), orders, inquiries or claims pending, or to the Liquidity Provider’s knowledge, threatened against or affecting it or any of its employees (in his or her capacity as such) by the U.S. Securities and Exchange Commission (the “SEC”), Financial Industry Regulatory Authority, Inc. (“FINRA”) or any other regulatory body or self-regulatory organization that would affect any Liquidity Party’s ability to fulfill its obligations hereunder.

(i) Each Liquidity Party shall promptly notify the other Liquidity Parties in the event that it is not in compliance with any of the representations and warranties set forth in clauses (c) through (g) above.

(j) With respect to any Crypto Asset transferred and delivers pursuant to this Agreement, the transferring Liquidity Party is the lawful owner of such Crypto Asset with good and marketable title thereto, and has the absolute right to sell, assign, convey, transfer, and deliver such Crypto Asset and the receiving Liquidity Party will acquire good and unencumbered title to such Crypto Asset, free and clear of all liens, charges, duties imposed on the transfer of assets and encumbrances and not subject to any adverse claims or transferability restrictions, whether arising by operation of law or otherwise.

(k) Any Crypto Assets that are the subject of any Transaction Order, at the time of delivery, are or will be free and clear of any and all security interests, liens, pledges, claims (pending or threatened), charges, escrows, encumbrances, or similar rights.

(l) The Trust or the Liquidity Engager will not, without prior written consent of the Liquidity Provider, use in advertising or publicity the name of the Liquidity Provider or any of their respective affiliates, any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by the Liquidity Provider or any of their respective affiliates.

Section 6 Notices. Except as otherwise specifically provided in this Agreement, all notices required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by: (i) personal delivery; (ii) postage prepaid registered or certified United States first class mail, return receipt requested; (iii) overnight traceable mail (e.g., Federal Express); (iv) electronic mail (e-mail); or (v) similar means of same day delivery. Any notice or other communication required by this Agreement shall be deemed to be duly received: (a) if via personal delivery, at the time when it was delivered; (b) if via postage prepaid registered or certified United States first class mail, return receipt requested or overnight traceable mail (e.g., Federal Express), at the time when that mail is delivered; (c) if via electronic mail (e-mail), at the time that electronic message is received; except that any notice or communication which is received, or delivery of which is attempted, after close of business on the date of receipt or attempted delivery or on a day which is not a day on which commercial banks are open for business in the place where that notice or other communication is to be given shall be treated as given at the opening of business on the next following day which is such a day; or (d) via similar means of same day delivery, on the date actually sent or on the first business day after such notice is sent via reputable overnight courier. Unless otherwise notified in writing, all notices to the Liquidity Engager and the Liquidity Provider shall be directed to the address, e-mail address or facsimile number indicated below:

(i) If to the Liquidity Engager:

Hashdex Asset Management Ltd.

PO Box 309, Ugland House, Grand Cayman

KY1-1104, Cayman Islands

Email: legal@hashdex.com

(ii) If to the Liquidity Provider:

Virtu Financial Singapore Pte Ltd

1557 Keppel Road #03-01

Singapore 089066

Email: crypto-ops@virtu.com

WITH A MANDATORY COPY OF ALL LEGAL NOTICES TO:

legalnotices@virtu.com

or such other address as any of the parties hereto shall have communicated in writing to the remaining parties in compliance with the provisions hereof.

Section 7 Transfers. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT CRYPTO ASSET TRANSFERS MAY BE IRREVERSIBLE. To the extent that the Liquidity Provider or the Liquidity Engager provide information in connection with the transactions contemplated hereby, such party is solely responsible for any loss that arises out of another party’s actions in strict conformity with such information.

Section 8 Termination. This Agreement may be terminated at any time by any party upon thirty (30) days prior written notice delivered in the manner prescribed in Section 6 hereof to the other parties and may be terminated earlier by any party hereto at any time on the event of a material breach by any other party hereto of any provision of this Agreement. Notwithstanding the foregoing, any Liquidity Party may, by prior written notice to the other party, terminate this Agreement at any time if: (i) required by Applicable Law, (ii) the other Liquidity Party terminates or suspends its business, becomes insolvent, makes an assignment for the benefit of creditors, becomes subject to direct control of a trustee, receiver or similar authority, (iii) the other Liquidity Party becomes subject to any bankruptcy or insolvency proceeding under Applicable Law, such termination being effective immediately upon any declaration of bankruptcy, or (iv) a Liquidity Party is in breach of any material term, condition, or provision of this Agreement, and such breach cannot be or has not been cured within ten (10) days after the giving of written notice specifying such breach.

Section 9 Indemnification.

(a) The Liquidity Provider shall indemnify and hold harmless the Liquidity Engager and their respective affiliates (other than the Trust or any of its representatives or agents (in their capacities as such)), subsidiaries, directors, officers, employees and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the Securities Act (each an “LP Indemnified Party”) from and against any claim, loss, liability, cost and expense (including, without limitation, reasonable attorneys’ fees) incurred by such LP Indemnified Party, including any liability of an LP Indemnified Party as a result of any express or implied obligation to indemnify the Trust, the Trust’s custodian, the Trust’s transfer agent and the relevant Authorized Participant(s), as a result of: (i) any breach by the Liquidity Provider of any provision of this Agreement that relates to the Liquidity Provider, unless such breach occurred as a result of the Liquidity Provider’s reasonable adherence on instructions reasonably given to it by such LP Indemnified Party; (ii) any failure on the part of the Liquidity Provider to perform any of its obligations set forth in this Agreement unless such failure occurred as a result of the Liquidity Provider’s reasonable adherence on instructions reasonably given to it by such LP Indemnified Party; or(iii) any failure by the Liquidity Provider to comply with applicable laws, including, without limitation, rules and regulations of any regulatory or self-regulatory organizations in relation to its role as Liquidity Provider;. Promptly after receipt by an LP Indemnified Party under this paragraph (a) of notice of the commencement of any action, such LP Indemnified Party will, if a claim in respect thereof is to be made against the Liquidity Provider under this paragraph (a), notify the Liquidity Provider in writing of the commencement thereof; but the failure to so notify the Liquidity Provider: (x) will not relieve the Liquidity Provider from liability under this paragraph (a) unless and to the extent Liquidity Provider did not otherwise learn of such action and such failure results in the forfeiture by the Liquidity Provider of substantial rights and defenses; and (y) will not, in any event, relieve the Liquidity Provider from any obligations to any LP Indemnified Party other than the indemnification obligation provided in this paragraph (a). The Liquidity Provider shall indemnify the LP Indemnified Party for any reasonable costs, including legal fees incurred in enforcing this indemnification clause. The Liquidity Provider shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any claims, but if the Liquidity Provider elects to assume the defense, the defense shall be conducted by counsel chosen by it.

(b) The Liquidity Engager, (for purposes of this paragraph, an “LP Indemnifying Party”) shall indemnify and hold harmless the Liquidity Provider, its affiliates (other than the Trust or any of its representatives or agents (in their capacities as such)), subsidiaries, directors, officers, employees and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the Securities Act (each a “LAE Indemnified Party”) from and against any claim, loss, liability, cost and expense (including, without limitation, reasonable attorneys’ fees) incurred by such LAE Indemnified Party as a result of: (i) any breach by such LP Indemnifying Party of any provision of this Agreement that relates to such LP Indemnifying Party; (ii) any failure by such LP Indemnifying Party to perform any of its obligations set forth in this Agreement applicable to it; (iii) any failure on the part of such LP Indemnifying Party to comply in all material respects with applicable laws, including, without limitation, rules and regulations of any regulatory or self-regulatory organizations to the extent such laws, rules and regulations are applicable to the transactions being undertaken pursuant to this Agreement; or (iv) actions of such LAE Indemnified Party taken in reliance upon any instructions issued or representations made in accordance with this Agreement. Promptly after receipt by an LAE Indemnified Party under this paragraph (b) of notice of the commencement of any action, such LAE Indemnified Party will, if a claim in respect thereof is to be made against any LP Indemnifying Party under this paragraph (b), notify such LP Indemnifying Party in writing of the commencement thereof; but the failure to so notify such LP Indemnifying Party: (x) will not relieve such LP Indemnifying Party from liability under this paragraph (b) unless and to the extent LP Indemnifying Party did not otherwise learn of such action and such failure results in the forfeiture by such LP Indemnifying Party of substantial rights and defenses; and (y) will not, in any event, relieve such LP Indemnifying Party from any obligations to any LAE Indemnified Party other than the indemnification obligation provided in this paragraph (b). Each LP Indemnifying Party shall indemnify the LAE Indemnified Party for any reasonable costs, including legal fees incurred in enforcing this indemnification clause. Each LP Indemnifying Party shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any claims, but if such LP Indemnifying Party elects to assume the defense, the defense shall be conducted by counsel chosen by it.

(c) No indemnifying party, as described in paragraphs (a) and (b) above, shall, without the written consent of the applicable LP Indemnified Party or the applicable LAE Indemnified Party, as the case may be, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment: (i) includes an unconditional release of the applicable LP Indemnified Party or applicable LAE Indemnified Party, as the case may be, from all liability arising out of such action or claim; and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any LP Indemnified Party or LAE Indemnified Party, as the case may be.

(d) The Liquidity Provider shall not be liable to any LP Indemnified Party for any damages arising directly out of: (i) mistakes or errors in data provided by the LP Indemnified Party in connection with Creations or Redemptions except for data provided by the Liquidity Provider; or (ii) mistakes or errors by, or arising out of interruptions or delays of communications with any LP Indemnified Party that are solely and directly caused by the fault of such LP Indemnified Party,.

(e) The indemnification provided for in paragraph (a) shall not apply to the extent any such losses, liabilities, damages, costs, and expenses are incurred as a result of any fraud, gross negligence, bad faith or reckless or willful misconduct on the part of an LP Indemnified Party. The indemnification provided for in paragraph (b) shall not apply to the extent any such losses, liabilities, damages, costs, and expenses are incurred as a result of any fraud, gross negligence, bad faith or reckless or willful misconduct on the part of a LAE Indemnified Party.

(f) The indemnity agreements contained in this Section 9 shall remain in full force and effect and shall survive any termination of this Agreement.

Section 10 Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Illinois without regard to the conflicts of laws provisions thereof. The parties irrevocably submit to the personal jurisdiction and service and venue of any federal or state court within the State of Illinois having subject matter jurisdiction, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(b) Assignment. No party to this Agreement shall assign any rights, or delegate the performance of any obligations, arising hereunder without the prior written consent of the other parties hereto, which shall not be unreasonably withheld, provided that any entity into which a party hereto may be merged or converted, or with which it may be consolidated, or any entity resulting from any merger, consolidation or conversion to which a party hereunder shall be a party, shall be the successor of such party hereunder without further action. The party resulting from any such merger, conversion, consolidation, or succession shall promptly notify the other parties hereto of the change. Any purported assignment or delegation in violation of these provisions shall be null and void ab initio.

(c) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

(d) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

(e) Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or any governmental or regulatory (including stock exchange) body, agency, court, commission, instrumentality, authority or other legislative, executive or judicial entity (each, a “Governmental Entity”) to be invalid, void or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other Governmental Entity declares that any term or provision of this Agreement is invalid, void, or unenforceable, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

(f) Waiver of Compliance. Any failure of any of the parties hereto to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof by a written instrument signed by the party granting such waiver, provided, however, that any such written waiver, or the failure to insist upon strict compliance with any obligation, covenant, agreement or condition herein, shall not operate as a waiver of, or give rise to any claim of estoppel with respect to, any subsequent or other failure hereunder.

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IN WITNESS WHEREOF, the parties hereto have executed this Liquidity Provider Agreement as of the date set forth above.

Hashdex Asset Management Ltd., as Liquidity Engager

By:	/s/ Bruno Ramos de Sousa
Name:	Bruno Sousa
Title:	Director
Date:	February 5, 2025

Virtu Financial Singapore Pte. Ltd., as Liquidity Provider

By:	/s/ Brett Fairclough
Name:	Brett Fairclough
Title:	Director
Date:	February 5, 2025